Exhibit 10.80

BY HAND OR BY E-MAIL

To: Mr. Miroslaw Zielinski

Lausanne, November 25, 2022
EARLY RETIREMENT AGREEMENT – EXTENSION OF NON-COMPETITION OBLIGATIONS

Dear Miroslaw,

We refer to the Early Retirement agreement dated April 28, 2020 (the “Agreement”) that you executed with Philip Morris Products S.A. (the “Company”), to agree on additional terms and conditions relating to your early retirement with the Company.

According to Section “Non-Competition” of the Agreement, you agreed to comply with non-competition obligations for a period of 24 months from the Early Retirement Date of June 30, 2020.

This letter confirms our mutual agreement to extend the non-competition obligations for an additional period of 24 months ending on June 30, 2024. The terms of these extended non-competition obligations are provided in Section Non-Competition below.

Any defined terms used herein that are not otherwise defined shall have the same meaning as set forth in the Agreement.

1.Payment by the Company

In consideration of the extension of the non-competition obligations, you will receive a lump sum payment in the total gross amount of CHF 500’000.-- to be paid with the earliest feasible payroll upon your countersignature of this document. By signing this extension, you expressly confirm that you did not violate in any manner the non-competition obligations stipulated in this letter in the period between July 1, 2022 and the date of signature of this document.

For avoidance of doubt, in the case of your death before the end of the non-competition period the Company agrees that you and your heirs will retain, and the Company will forfeit its right to the amount of CHF 500’000.-- mentioned above, provided that you had complied with the non-competition obligations stated in this document prior to the date of your death.

2.Non-Competition
You recognize and agree that you had access to, and depending on any additional work that you may do for or on behalf of the Company in the form of a consulting arrangement, may have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which are highly confidential. You also recognize that the Company is undertaking, pursuant to Section 1 of this letter, to make substantial payments to you generally, and specifically in respect of your obligations under this Section.

In consideration of the foregoing, you agree that you will not, without the prior written consent of the Vice President & Associate General Counsel Labor & Employment, Philip Morris International (Holly Hearn, holly.hearn@pmi.com, or any successor), provide any services for a period of 24 (twenty-four) months from July 1, 2022, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity (i) engaged in the Tobacco Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco Business, or (iii) one of the purposes of which is to take positions or actions in opposition to the Tobacco Business.

Your obligations in the preceding paragraph shall apply worldwide with respect to Japan Tobacco Inc., Imperial Brands p.l.c., British American Tobacco p.l.c., China National Tobacco Corporation, Altria Group, Inc., Juul Labs, Inc., ITC Limited, Gudang Garam, KT&G (cigarette business), Universal Corporation, Kaival Brands Innovations Group, Inc., International Vapor Group, NicQuid, R.J. Reynolds Vapor Company, Shenzhen IVPS Technology Co., Ltd., Shenzhen KangerTech Technology Co., Ltd. and their Affiliates, as well as any new ventures that will enter the Tobacco Business during the period of validity of the non-competition obligations. In case of any doubt, please contact Vice President & Associate General Counsel Labor & Employment, Philip Morris International (Holly Hearn, holly.hearn@pmi.com, or any successor).

For avoidance of doubt, wherever the “Tobacco Business” term is used in this document, the term refers primarily to businesses conducted by the existing companies specifically named in this document or to any new ventures that the existing companies specifically named in this document may establish or enter

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 2 of #NUM_PAGES#

to during the period of the non-competition obligations. The Company will notify you separately of any additional companies not specifically named in this letter, which the Company will reasonably consider as representing a threat over its business and that will be in scope of these non-competition obligations as of the time of such notification. In addition, if the Company and/or any of its Affiliates chooses to engage you or an entity you may be working for, as a consultant, such engagement should not be in violation of your non-competition obligations in this section.

You further agree for a period of 24 (twenty-four) months from July 1, 2022 not to acquire a financial interest or shares in an enterprise engaged in the Tobacco Business or to enter into a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this covenant not to compete.

In case of any violation of this covenant not to compete you agree that the Company will retain, and you will forfeit your right to, the amount of CHF 500’000.-- provided for in consideration for the non-competition obligations, or if already paid, you will return such amount to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this covenant not to compete.

For avoidance of doubt, neither this document nor the covenant not to compete until June 30, 2024 covered in it are intended to change or amend anything in our Agreement dated April 28, 2020, except as expressly stipulated in this letter.

3.Governing Law and Jurisdiction

This extension of the non-compete is governed by the same applicable law as the Agreement.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 3 of #NUM_PAGES#

4.Review Period

Please confirm your acceptance with the conditions of this letter by signing the lower portion of this letter by December 2, 2022.

Yours faithfully, PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV Constantin Romanov Global Head of Total Rewards	/s/ RALF ZYSK Ralf Zysk Global Head of People Sustainability, Employee Relations

I agree to the above:

Signature: /s/ MIROSLAW ZIELINSKI Miroslaw Zielinski

Date:         November 27, 2022

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 4 of #NUM_PAGES#